Exhibit 99.1

Avinger Reports Fourth Quarter 2020 Financial Results

19% Sequential Increase in Total Revenue

Tigereye™ Drives 38% Sequential Growth in Image-Guided CTO Revenue

Redwood City, Calif., March 11, 2021 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of Peripheral Artery Disease (PAD), today reported results for the fourth quarter ended December 31, 2020.

Fourth Quarter and Recent Highlights

●	Revenue increased 19% sequentially to $2.7 million, the highest level in 3 years
●	Image-guided CTO revenue increased 38% sequentially, driven by limited launch of the new Tigereye™ device
●	Gross margin rose sequentially to 36%, reflecting increased sales activity and cost efficiency
●	Opened 9 new Lumivascular accounts in the fourth quarter, bringing total new accounts for the full year to 36
●	Progressed Tigereye to full commercial launch in January 2021, following successful limited launch in the fourth quarter
●	Improved the terms of Avinger’s existing loan agreement in January 2021, including the extension of the maturity date to 2025
●	Ended December 31, 2020 with cash on hand of $22.2 million and added approximately $13 million in net proceeds from a common stock offering in February 2021

Jeff Soinski, Avinger’s President and CEO, commented, “Avinger remains focused on driving top-line growth by introducing new products, launching new accounts and expanding utilization at existing sites. In January, we progressed to full commercial launch of Tigereye, our next generation CTO-crossing device, following completion of a successful limited launch program in the fourth quarter. Patient outcomes are compelling as more and more sites complete their first cases with this new device, demonstrating the benefits of Tigereye’s enhanced imaging, steerability and new distal tip design in a real-world clinical setting.”

“We enter 2021 in a strong competitive position with three next generation products launched over the past three years, a leaner operating cost structure, a more capable commercial organization and a strengthened balance sheet. We are also investing in future growth drivers, including our next generation Lightbox 3 slated for 510(k) submission by mid-year, additional new PAD catheter solutions, the expansion of our field sales team and advancement of our clinical efforts in support of expanded use and reimbursement. In addition, we are in the first stages of expanding into the coronary artery disease (CAD) market by developing proprietary new product applications of our Tigereye technology for the treatment of chronic total occlusions in this challenging and underserved market.”

Fourth Quarter 2020 Financial Results

Total revenue was $2.7 million for the fourth quarter of 2020, an increase of 19% from the third quarter of 2020, and an increase of 7% from the fourth quarter of 2019. The sequential increase in revenue reflected sales during the limited launch of Avinger’s Tigereye CTO crossing catheter and continued recovery from the effects of the COVID-19 pandemic.

Gross margin for the fourth quarter of 2020 was 36%, an increase of 200 basis points from 34% in the third quarter of 2020 and the highest gross margin level in the last 4 years. Operating expenses for the fourth quarter of 2020 were $5.2 million, compared with $4.9 million in the third quarter of 2020, due to expansion of the commercial team and launch of Tigereye. Fourth quarter operating expenses decreased 12% from $5.9 million in the fourth quarter of 2019.

Net loss and comprehensive loss for the fourth quarter of 2020 was $4.6 million, compared with $4.5 million in the third quarter of 2020 and $5.1 million in the fourth quarter of 2019.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, was a loss of $3.7 million, compared with a loss of $3.5 million in the third quarter of 2020, and a loss of $4.1 million in the fourth quarter of 2019.

For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of GAAP to non-GAAP measures provided in the tables below.

Balance Sheet

Cash and cash equivalents totaled $22.2 million as of December 31, 2020, compared with $25.3 million as of September 30, 2020. Subsequent to December 31, 2020, Avinger raised approximately $13.0 million in net proceeds from a bought deal offering, providing a cash balance of over $35 million when added to the Company’s year-end cash position. Avinger amended the existing loan agreement in January 2021, including the extension of the interest only period and maturity date of the term loan by 2 ½ years. The interest only period is extended from June 30, 2021 to December 31, 2023. The maturity date is extended from June 30, 2023 to December 31, 2025. In addition, the amendment reset the material adverse change representation date and adjusted the minimum revenue requirements.

Conference Call

Avinger will hold a conference call today, March 11, 2021 at 4:30pm ET to discuss its fourth quarter 2020 financial results.

Individuals interested in listening to the conference call may do so by dialing +1-201-689-8031. To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot and Tigereye™ family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, patient benefits of our products, including Tigereye, the development and regulatory of other products, including Lightbox 3, and our ability to expand into the CAD market. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, TIGEREYE and our Lightbox imaging console; the outcome of clinical trial results; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2020, and subsequent Form 10-Qs. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Statements of Operations and Comprehensive Loss

(in thousands) (unaudited)

	For the Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019

Revenue	$2,732	$2,302	$2,562	$8,761	$9,131
Cost of revenue	1,751	1,525	1,635	6,143	6,264
Gross profit	981	777	927	2,618	2,867

Operating expense
Research and development	1,387	1,417	1,572	5,695	5,692
Selling, general, and administrative	3,826	3,461	4,366	14,327	16,534
Total operating expense	5,213	4,878	5,938	20,022	22,226

Operating loss	(4,232)	(4,101)	(5,011)	(17,404)	(19,359)

Other (expense) income, net:
Interest expense, net	(446)	(432)	(343)	(1,658)	(1,192)
Other income (expense), net	48	8	233	56	1,101
Net loss and comprehensive loss	(4,630)	(4,525)	(5,121)	(19,006)	(19,450)
Accretion of preferred stock dividends	(965)	(967)	(895)	(3,866)	(3,580)
Net loss attributable to common stockholders	$(5,595)	$(5,492)	$(6,016)	$(22,872)	$(23,030)

Net loss per share attributable to common stockholders basic and diluted	$(0.07)	$(0.08)	$(0.58)	$(0.46)	$(3.18)

Weighted average common shares used to compute net loss per share, basic and diluted	84,923	69,459	10,354	49,231	7,239

Balance Sheets

(in thousands, except per share amounts)

	December 31,	December 31,
Assets	2020	2019
Current assets:
Cash and cash equivalents	$22,185	$10,943
Accounts receivable, net of allowance for doubtful accounts of $19 at both December 31, 2020 and 2019	1,484	1,458
Inventories	3,876	3,912
Prepaid expenses and other current assets	350	311
Total current assets	27,895	16,624

Right of use asset	4,063	4,856
Property and equipment, net	727	1,661
Other assets	510	684
Total assets	$33,195	$23,825

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$694	$663
Accrued compensation	1,703	1,782
Accrued expenses and other current liabilities	669	654
Leasehold liability, current portion	806	722
Borrowings, current portion	3,590	8,967
Total current liabilities	7,462	12,788

Leasehold liability, long-term portion	3,257	4,135
Borrowings, long-term portion	9,400	-
Other long-term liabilities	-	7
Total liabilities	20,119	16,930

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	85	10
Additional paid-in capital	380,332	355,220
Accumulated deficit	(367,341)	(348,335)
Total stockholders' equity	13,076	6,895
Total liabilities and stockholders' equity	$33,195	$23,825

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss

(in thousands) (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019

Net loss and comprehensive loss	$(4,630)	$(4,525)	$(5,121)	$(19,006)	$(19,450)
Add: Interest expense, net	446	432	343	1,658	1,192
Add: Other (income) expense, net	(48)	(8)	(233)	(56)	(1,101)
Add: Stock-based compensation	353	384	559	1,513	2,091
Add: Certain inventory charges	-	-	92	-	92
Add: Certain depreciation and amortization charges	221	223	236	897	890
Adjusted EBITDA	$(3,658)	$(3,494)	$(4,124)	$(14,994)	$(16,286)